Exhibit 1
BCE
IMPLEMENTATION OF THE PLAN OF ARRANGEMENT
LETTER OF INSTRUCTION
Dear Shareholder,
This Letter of Instruction is sent to you in connection with the statutory arrangement under Section 192 of the Canada Business Corporations Act (the “Arrangement”) of BCE Inc. (“BCE”) involving, among other things, the acquisition by BCE Acquisition Inc. (the “Purchaser”), a corporation organized by an investor group led by Teachers’ Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan Board, and affiliates of Providence Equity Partners Inc., Madison Dearborn Partners, LLC and Merrill Lynch Global Private Equity of all outstanding common and preferred shares (“Shares”) of BCE, described in detail in the notice of special shareholder meeting and management proxy circular of BCE dated August 7, 2007 (the “Circular”). The Arrangement has been approved by special resolution of the common and preferred shareholders (the “Shareholders”) at the special shareholder meeting held on September 21, 2007 (the “Meeting”). We remind you that the complete details regarding the Arrangement are contained in the Circular, a copy of which can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov under BCE’s profile. Capitalized terms used in this Letter of Instruction but not otherwise defined herein have the meanings ascribed to them in the Circular.
The effective date of the Arrangement (the “Effective Date”) is scheduled to occur on December 11, 2008, subject to satisfaction or waiver of all conditions to the closing of the Arrangement.
This Letter of Instruction contains instructions to the registered Shareholders as at the effective time of the Arrangement, outlining the necessary documentation required to be sent to Computershare Investor Services Inc. (“Computershare”) for them to receive, as provided for under the Arrangement, the Consideration in exchange for their deposited Shares.
ENTITLEMENT TO CONSIDERATION UNDER THE ARRANGEMENT
Subject to the terms of the Arrangement, for each Share held as of the effective time of the Arrangement, Shareholders will be entitled to receive, in exchange for their deposited Shares, the following per Share amounts (subject to applicable withholding) in cash (the “Consideration”):

Class of Shares	Amount Per Share
Common Shares	$42.75

First Preferred Shares
Series R	$25.65	*
Series S	$25.50	*
Series T	$25.77	*
Series Y	$25.50	*
Series Z	$25.25	*
Series AA	$25.76	*
Series AB	$25.50	*
Series AC	$25.76	*
Series AD	$25.50	*
Series AE	$25.50	*
Series AF	$25.41	*
Series AG	$25.56	*
Series AH	$25.50	*
Series AI	$25.87	*

*	Together with accrued but unpaid dividends to the Effective Date. All sums of money are expressed in Canadian dollars.

DISTRIBUTION OF CASH CONSIDERATION
1.	All Shareholders of BCE
a)	In order to receive the Consideration for their Shares, registered Shareholders must validly complete and sign the letter of transmittal (the “Letter of Transmittal”) included with this Letter of Instruction. Such Shareholders must return the completed and signed Letter of Transmittal to Computershare at the address indicated thereon, together with the original share certificate(s) enumerated in the Letter of Transmittal.

Shareholders can expect to receive a cheque representing the Consideration to which they are entitled under the Arrangement (after deduction of any applicable withholdings) as soon as practicable upon surrender to Computershare of the relevant original share certificate(s) representing their Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as may be requested by BCE, the Purchaser or Computershare, provided that such timeframe shall start at the effective time of the Arrangement in the event such documents are received prior thereto.

b)	ORIGINAL SHARE CERTIFICATES: In the materials being transmitted with this letter:
i.	Common Shareholders are receiving a list that identifies each certificate number that corresponds to their shareholding prior to the date of mailing. If Common Shareholders hold 10 certificates or less, this list of holdings will appear directly on the Letter of Transmittal enclosed in their materials. If Common Shareholders hold more than 10 certificates, this list of holdings will appear on a separate certificate listing form (the “Certificate Listing Form”) enclosed with the Letter of Transmittal. If Common Shareholders cannot locate some or all of the certificates mentioned on the Letter of Transmittal or Certificate Listing Form, as applicable, they mark the appropriate “LOST” box corresponding to the number of the lost certificates with an “X” (See instructions below).

All Common Shareholders who have lost their original certificates (whether they are marking lost certificates on the Letter of Transmittal or on the Certificate Listing Form, as the case may be) must duly complete and sign Box A - Affidavit of Lost or Destroyed Certificates -BCE Inc. on the reverse side of the Letter of Transmittal and must pay a bond premium of CAD $1.07 per Common Share represented by the lost certificate(s). The minimum premium is CAD $20.00. The premium to replace the lost certificate(s) will be deducted from the Consideration payable under the Arrangement. If a Common Shareholder has lost certificate(s) representing five or less of the Common Shares held as at the effective time of the Arrangement, note that NO premium is required as such premium to replace such certificate(s) has been waived by BCE. If any amount of lost certificates represents a value of Common Shares as at the effective time of the Arrangement of more than CAD $250,000.00, then affected Common Shareholder(s) should contact Computershare for additional information. If Common Shareholders’ lost certificate(s) is (are) part of an estate or trust, please contact Computershare for additional information.

Common Shareholders holding pre-consolidated BCE common shares: If you have not exchanged your BCE common shares under the plan of arrangement which became effective on July 10, 2006, you will be entitled to receive the cash consideration equal to $42.75 per post-consolidated Common Share (subject to applicable withholding). Example: You hold a certificate for 100 pre-consolidated Common Shares. Your post-consolidated common shareholding in BCE is 100 x 0.915 = 91.5 rounded down to 91 as no Common Shares were issued for fractional shares. The Consideration you are entitled to under the Arrangement is therefore: 91 x $42.75 = $3,890.25 (subject to applicable withholding). In addition, under the plan of arrangement which became effective on July 10, 2006, you will receive payment for fractional shares on the basis of $26.1884 per share. As such, the fractional shares payment to which you are entitled is 0.5 x $26.1884 = $13.0942.

ii.	Preferred Shareholders shall complete the table in the Letter of Transmittal by inserting the series of Preferred Shares, certificate number and number of shares that they are returning with the Letter of Transmittal. If Preferred Shareholders cannot locate some or all of the certificates that they identified on the Letter of Transmittal, the Letter of Transmittal should be completed as fully as possible and forwarded to Computershare together with a letter describing the loss. Computershare will respond with the replacement requirements. If Preferred Shareholders cannot complete the table on the Letter of Transmittal, then such Preferred Shareholders should contact Computershare for additional information.

c)	If the Letter of Transmittal is signed by the registered holder(s) of the accompanying certificate(s), such signature(s) on the Letter of Transmittal must correspond with the name(s) of the registered holder(s) listed in the Name and Address section at the top of the Letter of Transmittal, without any change whatsoever, and the certificate(s) need not be endorsed.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the accompanying certificate(s), or if a cheque is to be issued to a person other than the registered holder: (i) such surrendered certificate(s) must be endorsed or be accompanied by appropriate share transfer power(s) of attorney properly completed by the registered holder(s); and (ii) the signature(s) on such endorsement or power(s) of attorney must correspond exactly to the name(s) of the registered holder(s) listed in the Name and Address section at the top of the Letter of Transmittal and must be guaranteed by an Eligible Institution (except that no guarantee is required if the signature is that of an Eligible Institution) (please refer to paragraph below for further information).
The following list of options are available in respect of the signature guarantees from Eligible Institutions:
➢	Canada and the U.S.A.: Obtain a Medallion Signature Guarantee from the member of an acceptable Medallion Signature Guarantee Program [Securities Transfer Agent Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP)]. Many commercial banks, savings banks, credit unions, and all broker dealers participate in a Medallion Signature Guarantee Program. The guarantor must affix a stamp bearing the words “Medallion Guaranteed”.

➢	Canada: Obtain a Signature Guarantee from a Canadian Schedule I chartered bank. The guarantor must affix a stamp bearing the words “Signature Guaranteed”, as well as a signature in full name in print, and its alpha numeric signing number. Signature Guarantees are not accepted from Treasury Branches, Credit Unions or Caisse Populaire, unless they are members of the Medallion Signature Guarantee Program.

➢	Outside North America: Shareholders located outside North America will have to present the certificate(s) and/ or document(s) necessitating the signature guarantee to a local financial institution that has a corresponding Canadian or American affiliate that is a member of an acceptable Medallion Signature Guarantee Program. The local financial institution will arrange for a signature to be over-guaranteed by such affiliate.
Please note that:
o	Payment of the Consideration for Shares of Non-Registered Shareholders will be effected through their account by their financial intermediary (i.e. a bank, trust company, broker, nominee, etc.). As a result, Shareholders who hold their Shares in BCE through a financial intermediary will not need to send the Letter of Transmittal and original share certificate(s) to Computershare.

o	Payment of the Consideration for common shares of employees of BCE group companies holding common shares through the Employees’ Savings Plan (1970) (“ESP”) will be effected through the same bank account where their pay is deposited or by cheque, as applicable. As a result, employees who hold common shares of BCE through the ESP will not need to send the Letter of Transmittal or any other documents to Computershare in respect of common shares of BCE held through the ESP.

o	Shareholders holding their shares in the BCE Dividend Reinvestment Plan will automatically receive a cash payment equal to $42.75 Cdn for each share held in the BCE Dividend Reinvestment Plan as of the effective time of the Arrangement. If a shareholder is a resident of the United States the payment will be converted to US dollars based on the rate of exchange at the time of payment.

o	Until Computershare is in receipt of the relevant original share certificate(s), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as may be required by this letter or requested by BCE, the Purchaser and Computershare, Shareholders will not be able to receive Consideration for their deposited Shares.

o	Where the Letter of Transmittal is executed by a person acting as an executor, administrator, trustee or guardian, or on behalf of a corporation, partnership or association or is executed by any other person acting in a fiduciary or representative capacity, the Letter of Transmittal must be accompanied by satisfactory evidence of the authority to act. BCE, the Purchaser and Computershare, may at their entire discretion, acting individually, require additional evidence of such authority to act or additional documentation.
2.	U.S. Shareholders
a)	Payment of the Consideration to U.S. registered Shareholders will be made in U.S. dollars, based on the rate of exchange at the time of payment, unless such U.S. registered Shareholder elects to receive payment in Canadian dollars. U.S. registered Shareholders who wish to receive payment in Canadian dollars must make the election where indicated on the Letter of Transmittal.

b)	Tax Identification Number and Backup Withholding

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that (i) any U.S. tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code; (ii) any such tax advice is written in connection with the promotion or marketing of the matters addressed; and (iii) if you are not the original addressee of this communication, you should seek advice based on your particular circumstances from an independent advisor.

United States federal income tax law generally requires that a Shareholder that either (i) is a U.S. person for United States federal income tax purposes or (ii) has Shares registered to an address that is located within the United States or any territory or possession thereof (a “U.S. Shareholder”) who receives cash in exchange for Shares provide the paying agent with the U.S. Shareholder’s correct Taxpayer Identification Number (“TIN”), which, in the case of a U.S. Shareholder who is an individual, is generally the individual’s social security number. If Computershare is not provided with the correct TIN or an adequate basis for an exemption, such holder may be subject to penalties imposed by the Internal Revenue Service (“IRS”) and backup withholding in an amount equal to 28% of the gross proceeds of any payment received hereunder. If backup withholding results in an overpayment of taxes, a refund may generally be obtained.

If you are a U.S. Shareholder, the BCE Letter of Transmittal will identify whether you have previously certified your account by completing the required Substitute Form W-9. If the Letter of Transmittal indicates that you have not previously certified your account and you are a U.S. Shareholder, or you are a U.S. Shareholder and are not a U.S.-registered Shareholder, you will need to complete and return along with the Letter of Transmittal and other required documents a Substitute Form W-9. If you are required to complete a Substitute Form W-9 and one is not enclosed, you may obtain one from Computershare.

To prevent backup withholding, each U.S. Shareholder that has not previously done so must provide its correct TIN by completing appropriate documentation that requires such holder to certify under penalties of perjury: (i) that the TIN provided is correct (or that such holder is awaiting a TIN); (ii) that the holder is not subject to backup withholding because: (a) the holder is exempt from backup withholding; (b) the holder has not been notified by the IRS that the holder is subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified the holder that the holder is no longer subject to backup withholding; and (iii) that the holder is a U.S. person (including a U.S. resident alien). Exempt holders (who are typically corporate or institutional holders) are not subject to backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt holder that has not previously certified its status must enter its correct TIN on the Substitute Form W-9, check the “exempt from backup withholding” box on such form, and sign and date the form. See “How to Complete This Form” on the back of the enclosed Substitute Form W-9 for additional instructions, including guidelines on which TIN should be provided if shares are held in more than one name or are not in the name of the actual owner.

If the Substitute Form W-9 is not applicable to a U.S. Shareholder because that holder is not a U.S. person for U.S. federal income tax purposes, that holder will instead generally need to submit a properly completed IRS Form W-8 BEN Certificate of Foreign Status of Beneficial Owner for United

States Tax Withholding (or other appropriate Form W-8), signed under penalty of perjury. A copy of IRS Form W-8 BEN may be obtained from Computershare.

IF YOU ARE A U.S. SHAREHOLDER, YOUR LETTER OF TRANSMITTAL INDICATES THAT YOU HAVE NOT PREVIOUSLY CERTIFIED YOUR ACCOUNT AND YOU FAIL TO PROPERLY COMPLETE THE SUBSTITUTE FORM W-9 ENCLOSED WITH THIS LETTER OF INSTRUCTION (OR, IF APPLICABLE FOR NON-U.S. HOLDERS, AN IRS FORM W-8 BEN), YOU MAY BE SUBJECT TO BACKUP WITHHOLDING OF 28% ON ANY PAYMENTS OF CASH MADE TO YOU IN EXCHANGE FOR YOUR SHARES.

MISCELLANEOUS
1)	Shareholders are urged to carefully read the Circular prior to completing the Letter of Transmittal. Shareholders are also recommended to consult their tax advisor in respect of the tax consequences of the Arrangement.

2)	Cheques to be issued pursuant to the Arrangement will be sent to the address of the registered Shareholder currently in the securities register of BCE. If Shareholders have changed address, they should complete the enclosed Change of Address Notification form and return same to Computershare with the Letter of Transmittal, original share certificate(s), and any other applicable supporting documentation required, at the address indicated on such materials. Registered Shareholders also have the option of picking-up their cheque at a Computershare office located at 100 University Avenue, Toronto, Ontario, provided that such Shareholders delivers their share certificate to the Toronto address and request a counter receipt.

3)	The method used to deliver any original share certificate(s), together with the Letter of Transmittal and, if applicable, any additional documents or instruments, is at the option and risk of the Shareholder surrendering them. A security return envelope is enclosed in the envelope of materials being transmitted to Shareholders for their convenience. It is recommended that all documents required by this letter be sent by Shareholders to Computershare are sent by registered mail with return receipt requested, and with proper insurance obtained. Computershare will not consider the requisite documents received until they are physically received by Computershare.

4)	If the addressee is no longer the registered holder of the Common Shares represented by some of the certificates listed on the Letter of Transmittal or on the Certificate Listing Form, such addressee must complete the Letter of Transmittal or Certificate Listing Form, as applicable, only in respect of those certificates that represent the Common Shares of which they are the registered holder as at the effective time of the Arrangement. Such Common Shareholder must return the mentioned materials on the address indicated on such forms, as applicable, along with a covering letter to Computershare, identifying the corresponding certificate numbers in respect of which it is no longer a registered holder.

5)	A Letter of Transmittal (for Common Shareholders or Preferred Shareholders) and, where applicable, a Certificate Listing Form, affidavit, or any premium payment amount that is not complete or does not comply with the requirements for valid execution stated in this letter and in those documents themselves, or that is not provided along with the appropriate original share certificate(s) and requisite supporting documentation, will be returned to the addressee with an explanation. Once the relevant Shareholder(s) has/have made the necessary corrections, such Shareholder(s) may re-submit all the appropriate documentation that is required to effect the exchange of their share certificate(s) for the Consideration.

6)	No alternative, conditional or contingent deposits will be accepted.

7)	The Letter of Transmittal will be construed in accordance with and governed by the laws of the Province of Québec and the laws of Canada applicable therein.

8)	The Purchaser reserves the right, if it so elects in its absolute discretion, to instruct Computershare to waive any defect or irregularity contained in any Letter of Transmittal received by it. Neither BCE, the Purchaser, Computershare, nor their respective agents is under any obligation to notify a Shareholder of any deficiency in the completion or execution of the Letter of Transmittal. Neither BCE, the Purchaser, Computershare, nor their respective agents will accept any liability for failure to notify a Shareholder of any deficiency in the completion or execution of the Letter of Transmittal. Any question concerning the validity and timely receipt of a Letter of Transmittal will be determined by the Purchaser in its sole discretion.

9)	If the implementation of the Arrangement does not occur as a result of the failure in obtaining all the necessary approvals or satisfying the closing conditions, Computershare will return to Shareholders the original share certificate(s) and any ancillary documents it received from each such Shareholder by first class mail (postage prepaid) as soon as practicable. As a result, holders of Shares will maintain their status as Shareholders.

10)	Additional copies of this letter may be obtained upon request without charge from Computershare at the offices set forth in the Letter of Transmittal. This letter is also available on BCE’s website at www.bce.ca and on SEDAR at www.sedar.com and EDGAR at www.sec.gov under BCE’s profile.

11)	For further information, you may contact Computershare at 1-800-561-0934 (toll-free in Canada and the United States) or 514-982-7555 (in the Montréal area or from outside Canada and the United States).